Exhibit 99.1

Press Release & Investor Call

Acorn Reports Q1 Revenue of $2.2M with Steady Growth in High Margin, Recurring Remote Monitoring and Control Revenue; Investor Call Today at 11am ET

Wilmington, DE – May 7, 2026 – Acorn Energy, Inc. (Nasdaq: ACFN), a provider of remote monitoring and control solutions for generators, gas pipelines and other critical infrastructure assets, announced results for its first quarter ended March 31, 2026 (Q1’26). Acorn will hold an investor call today at 11am ET (details below).

Summary Financial Results (1)

($ in 000s except per share data)	Q1’26	Q1’25	% Change
Monitoring revenue	$1,417	$1,269	+11.7%
Hardware revenue	$810	$1,829	-55.7%
Total revenue	$2,227	$3,098	-28.1%
Gross margin	80.2%	75.1%	+510 bps
Net (loss) income to stockholders	$(77)	$464	nm
Net (loss) income per basic and diluted share	$(0.03)	$0.19	nm

(1) All of Acorn’s revenue is derived from its 99%-owned operating subsidiary, OmniMetrix™, LLC.

CEO Commentary

Jan Loeb, Acorn’s CEO, said, “Q1’26 results reflect continued growth in our installed base of monitored endpoints – the core value driver of our business––offset by a decrease in hardware revenue largely due to our material cellphone provider contract, which contributed hardware revenue of $876,000 in Q1’25 vs. $93,000 in Q1’26. Given our size, large enterprise deployments are likely to create material variability in our quarterly hardware revenue comparisons, while contributing to our growing base of high-margin, recurring, monitoring revenue.

“Reflecting the increase in monitoring revenue as a percentage of total revenue, Q1’26 gross margin improved to 80.2% from 75.1% in Q1’25.

“Turning to our growth drivers, we continue to pursue both residential and enterprise deployments of our monitoring solutions and remain optimistic regarding our growth potential as customers take action to protect their homes and businesses against sudden power outages. We are also advancing our new Infrastructure Solutions segment pursuant to our technology partnership with AIO Systems, through which we secured exclusive North American rights to a comprehensive IoT monitoring solutions suite for telecommunications towers, energy sites and data centers. This solution suite addresses a much broader range of functions and capabilities and as such we expect revenue from an average site to be 5-6x that of our current average sale. Accordingly, we see significant potential as infrastructure operators seek to modernize and harden their monitoring scope and capabilities.

“We are advancing our program to launch these products in the U.S., fine-tuning product features and alerts, and developing customer materials and sales and training collateral. We’ve also gone live with two full telecom tower sites for use in customer demonstrations. We are still working out final hardware and services pricing models so it’s still too early to project margins in this segment. Nonetheless, the AIO partnership significantly expands both our scope of capabilities as well as our addressable markets. We are confident there is no better existing suite of monitoring solutions. Therefore, we feel this segment has the potential to transform our company.

“The Infrastructure Solutions opportunity, combined with expected growth in our existing Power Generation segment, has us well-positioned with a high-margin, capital-light business model.

“We remain focused on our objective of achieving three-to-five year average revenue growth of 20% or more. In addition to our pursuit of larger commercial and industrial customer opportunities, we continue to work toward potential strategic relationships with power generator manufacturers and other OEMs. We also remain active in our pursuit of strategic M&A opportunities aligned with our business model and with the potential to be meaningfully accretive to our earnings. Q1 is typically our lowest-revenue quarter so we expect stronger performance as we progress through the year, though we do expect that hardware revenue comparisons in Q2’26 will again be below Q2’25 due to the impact of the material cell phone provider contract in Q2’25.”

Financial Review

Q1’26 revenue decreased 28.1% to $2,227,000 versus $3,098,000 in Q1’25, primarily due to a $1,019,000 (55.7%) decrease in hardware revenue, as the prior-year period included significant hardware shipments under the material cellphone provider contract. Although hardware deliveries under the contract are now largely complete, we did receive an additional $93,000 of hardware revenue and $167,000 of monitoring revenue from the contract in Q1’26. Total monitoring revenue, which is amortized over the service period (typically one year), grew 11.7% to $1,417,000 in Q1’26, reflecting continued growth in our monitored endpoints.

Q1’26 gross profit was $1,785,000, reflecting a gross margin of 80.2%, compared to gross profit of $2,326,000 and a gross margin of 75.1% in Q1’25. The gross margin improvement was driven by a higher proportion of monitoring revenue, which carries a 94% gross margin, and lower hardware revenue from the material contract.

Operating expenses increased 11.2% to $1,914,000 in Q1’26 versus $1,722,000 in Q1’25, due to a $228,000 increase in selling, general and administrative (SG&A) expense, partially offset by a $36,000 decrease in research and development (R&D) expense. The increase in SG&A was primarily driven by $136,000 in higher stock-based compensation expense due to stock option grants issued to officers and directors and $111,000 in higher OmniMetrix SG&A, including additional personnel and technology expenses, partially offset by lower commissions. Lower R&D expense reflected reduced costs following the completion of the new Omni and OmniPro product development.

Lower revenue and higher SG&A, resulted in a Q1’26 net loss attributable to Acorn stockholders of $(77,000), or $(0.03) per basic and diluted share, compared to net income of $464,000, or $0.19 per basic and diluted share, in Q1’25. The Q1’26 loss includes $197,000 of non-cash stock-based compensation expense versus $61,000 in Q1’25. The Company recognized an income tax benefit of $25,000 in Q1’26 versus income tax expense of $154,000 in Q1’25.

Liquidity and Cash Flow

Excluding deferred revenue of $2,934,000 and deferred cost of goods sold of $25,000, which have no impact on future cash flow, net working capital was $6,024,000 at March 31, 2026 versus $6,184,000 at December 31, 2025. This included cash of $4,257,000 at March 31, 2026 versus $4,454,000 at year-end 2025.

In Q1’26, Acorn generated $53,000 of cash from operating activities, used $260,000 for investing activities (including $250,000 for the acquisition of the exclusive distribution and commercialization rights under the AIO Systems technology partnership agreement and $10,000 in other capital items), and received $10,000 from the exercise of stock options, for a net decrease in cash of $197,000.

Investor Call Details

Date / Time:	Thursday, May 7th at 11:00 AM ET

Dial-in Number:	1-800-715-9871 or 1-646-307-1963 (Int’l)

Conference ID# 6786386

Replay & Transcript:	Posted on the Investor Relations page of Acorn’s website when available.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn’s 99%-owned OmniMetrix subsidiary is a pioneer and leader in wireless remote monitoring and control solutions for critical infrastructure including standby generators, cell towers, gas pipelines, data centers, and utility networks. OmniMetrix serves tens of thousands of commercial and residential endpoints, including over 25 Fortune/Global 500 companies in sectors including telecom, manufacturing, healthcare, data centers, retail, public transportation, energy distribution and government facilities, as well as residential customers through generator dealers.

OmniMetrix’s industry-leading, cost-effective solutions make critical systems more reliable and also enable automated “demand response” electric grid support via enrolled backup generators.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There are no assurances that Acorn will be successful in growing its business, increasing its revenue, increasing profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

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Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended March 31,
	2026	2025

Revenue	$2,227	$3,098
COGS	442	772
Gross profit	1,785	2,326
Operating expenses:
Research and development (R&D) expenses	255	291
Selling, general and administrative (SG&A) expenses	1,659	1,431
Total operating expenses	1,914	1,722
Operating (loss) income	(129)	604
Interest income, net	31	24
(Loss) income before income taxes	(98)	628
(Benefit from) provision for income taxes	(25)	154
Net (loss) income	(73)	474
Non-controlling interest share of income	(4)	(10)
Net (loss) income attributable to Acorn Energy, Inc. stockholders	$(77)	$464

Basic and diluted net (loss) income per share attributable to Acorn Energy, Inc. stockholders:
Net (loss) income per share attributable to Acorn Energy, Inc. stockholders – basic and diluted	$(0.03)	$0.19
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. stockholders – basic and diluted:
Basic	2,506	2,491
Diluted	2,506	2,498

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of March 31, 2026	As of December 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash	$4,257	$4,454
Accounts receivable, net	840	887
Inventory	1,196	1,254
Other current assets	225	267
State income tax receivable	51	21
Deferred cost of goods sold (COGS)	25	70
Total current assets	6,594	6,953
Property and equipment, net	364	383
Intangibles, net	266	17
Right-of-use assets, net	921	963
Other assets	112	119
Deferred tax assets	4,871	4,899
Total assets	$13,128	$13,334
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$213	$306
Accrued expenses	140	171
Deferred revenue	2,934	3,097
Current operating lease liabilities	163	158
Other current liabilities	29	46
State income tax payable	—	18
Total current liabilities	3,479	3,796
Long-term liabilities:
Deferred revenue	335	312
Noncurrent operating lease liabilities	838	884
Other long-term liabilities	27	26
Total liabilities	4,679	5,018
Commitments and contingencies
Equity: Acorn Energy, Inc. stockholders
Common stock - $0.01 par value per share: Authorized - 42,000,000 shares; issued - 2,557,937 at March 31, 2026 and 2,555,717 at December 31, 2025; outstanding - 2,506,846 at March 31, 2026 and 2,504,626 at December 31, 2025	25	25
Additional paid-in capital	103,828	103,621
Accumulated stockholders’ deficit	(92,421)	(92,344)
Treasury stock, at cost – 51,091 shares at March 31, 2026 and December 31, 2025	(3,052)	(3,052)
Total Acorn Energy, Inc. stockholders’ equity	8,380	8,250
Non-controlling interests	69	66
Total equity	8,449	8,316
Total liabilities and equity	$13,128	$13,334

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED) (IN THOUSANDS)

	Three months ended March 31,
	2026	2025
Cash flows provided by operating activities:
Net (loss) income	$(73)	$474
Depreciation and amortization	30	30
Deferred income tax benefit	28	125
Increase (decrease) in the provision for credit losses	1	(1)
Non-cash lease expense	58	32
Stock-based compensation	197	61
Change in operating assets and liabilities:
Decrease (increase) in accounts receivable	46	(126)
Decrease (increase) in inventory	58	(484)
Decrease in deferred COGS	45	135
Decrease in other current assets and other assets	49	17
(Increase) decrease in state income tax receivable	(30)	10
Decrease in deferred revenue	(140)	(278)
Decrease in operating lease liability	(57)	(37)
(Decrease) increase in state income tax payable	(18)	15
(Decrease) increase in accounts payable, accrued expenses, other current liabilities and non-current liabilities	(141)	298
Net cash provided by operating activities	53	271

Cash flows used in investing activities:
Equipment and trade show booth purchases	(3)	(6)
Payment for exclusive distribution and commercialization rights	(250)	—
Investments in technology	(7)	—
Net cash used in investing activities	(260)	(6)

Cash flows provided by financing activities:
Stock option exercise proceeds	10	—
Net cash provided by financing activities	10	—

Net (decrease) increase in cash	(197)	265
Cash at the beginning of the period	4,454	2,326
Cash at the end of the period	$4,257	$2,591

Supplemental cash flow information:
Cash paid during the year for:
Income taxes	$—	$4
Non-cash investing and financing activities:
Accrued preferred dividends to former CEO of OmniMetrix	$1	$1